UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) May 19, 2006
THE LUBRIZOL CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-5263	34-0367600

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

29400 Lakeland Boulevard, Wickliffe, Ohio	44092-2298

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (440) 943-4200
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
     The information set forth under Item 2.03 of this Current Report on Form 8-K is hereby incorporated by reference in this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On May 19, 2006, Noveon, Inc. (“Noveon”), a Delaware corporation and wholly owned subsidiary of The Lubrizol Corporation (“Lubrizol”), entered into a Letter of Guarantee with SK Corporation (“SK”), a Korean company, (the “Guarantee”).
     On May 1, 2006, Noveon and some of its affiliates sold their food ingredients and industrial specialties businesses (the “Businesses”) to SPM Group Holdings, LLC (now known as Emerald Performance Materials, LLC) (“Emerald”). As a result of the sale, Emerald become responsible for contracts relating to the Businesses, including a Toluene Sale and Purchase Agreement between SK Corporation and Noveon Kalama, Inc. dated December 6, 2005 (the “Toluene Agreement”). Although Emerald has assumed the obligations under the Toluene Agreement, Noveon has guaranteed to SK the timely performance of Emerald’s payment obligations under the Toluene Agreement for purchases thereunder. The Toluene Agreement has a term that extends to January 31, 2008.
     If Emerald does not satisfy its obligations under the Toluene Agreement, SK shall notify Noveon and use commercially reasonable efforts to collect what is due from Emerald. If it is unable to collect from Emerald, then SK may make a demand on Noveon for payment of the outstanding obligations. The Guarantee is revocable by Noveon upon 60 day’s prior written notice.
      Because of the Guarantee’s existing revocation clause, Noveon estimates that the maximum liability under the Guarantee would be approximately $19.2 million, representing the estimated liability for two shipments to Emerald. However, both Noveon and Lubrizol management believe that it is highly unlikely that Noveon will pay any monies pursuant to the Guarantee.
     A copy of the Letter of Guarantee is attached as Exhibit 10.1 and is incorporated by reference.

Item 9.01	Financial Statements and Exhibits

Exhibit Number	Description

10.1	Letter of Guarantee dated as of May 19, 2006 by and between Noveon, Inc. and SK Corporation.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE LUBRIZOL CORPORATION

Date May 25, 2006
	By:	/s/ Leslie M. Reynolds

Name: Leslie M. Reynolds
Title: Corporate Secretary and Counsel

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